                                                         EXHIBIT 12

           BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)

                                                            Six Months
                                                          Ended June 30,
                                                       --------------------
                                                        1998         1997
                                                       -------      -------
Earnings:
  Pre-tax income...................................     $  876        $ 616

  Add:
    Interest and fixed charges,
      excluding capitalized interest...............        173          169

    Portion of rent under long-term
      operating leases representative
      of an interest factor........................         94           94

    Amortization of capitalized interest...........          2            2

  Less:  Undistributed equity in earnings
           of investments accounted for
           under the equity method.................          8            3
                                                        ------        -----


  Total earnings available for fixed charges.......     $1,137        $ 878
                                                        ======        =====

Fixed charges:

  Interest and fixed charges.......................     $  180        $ 177

  Portion of rent under long-term operating
    leases representative of an interest
    factor.........................................         94           94
                                                        ------        -----

  Total fixed charges..............................     $  274        $ 271
                                                        ======        =====

Ratio of earnings to fixed charges.................      4.15x        3.24x


(1) Earnings for the six months ended June 30, 1998 include a pre-tax gain on the pipeline partnerships sale of $67 million. Excluding this gain, the ratio for the six months ended June 30, 1998 would have been 3.91x.